EXHIBIT 99.1

News Release	For Release: Upon Receipt

FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:
Ellen S. Raines
(330) 384-5808

FIRSTENERGY OHIO UTILITIES FILE TO ESTABLISH A
GENERATION CHARGE ADJUSTMENT RIDER

Akron, OH - FirstEnergy Corp.’s (NYSE: FE) Ohio electric utility companies - Ohio Edison, The Cleveland Electric Illuminating Company and Toledo Edison - today filed with the Public Utilities Commission of Ohio a request to establish a generation charge adjustment rider, as permitted under the companies’ previously approved Rate Stabilization Plan.

If approved, the rider would average $.002554 per kilowatt-hour, effective January 1, 2006, for all classes of customers. Residential customers’ riders would be $.002725 per kilowatt-hour, or $1.36 per month for those using 500 kilowatt-hours of electricity. For customers who are not served by alternative suppliers, the rider would be considered part of the generation charges for electricity. For customers who have switched suppliers, the generation shopping credit would increase by the same amount, providing a more favorable "price to compare."

The filing reflects projected increases in fuel and related costs in 2006 compared with 2002 costs. At the end of 2006, the rider would be reconciled with actual costs for the year, and could result in an upward or downward adjustment in the level of the rider and generation shopping credit in 2007. Under the filing, adjustments would be made annually, with final reconciliation, if necessary, being completed in 2009.

Market prices for coal - the largest component of the proposed increase - have risen substantially since 2002. However, FirstEnergy has entered into long-term supply contracts that provide a hedge against escalating prices, mitigating the effect of the increases. Other cost increases that were reflected in the filing include those for natural gas; nuclear fuel expenses and disposal; lime, stabilizers and other additives; and emission allowances.

The generation charge adjustment filing was made under FirstEnergy’s Rate Stabilization Plan, which enables the company to request recovery of increased fuel and related costs. The Rate Stabilization Plan provides customers with protection against price volatility during the period of 2006 through 2008 - essentially keeping rates at 1990 levels for Ohio Edison customers and 1996 levels for Cleveland Electric Illuminating and Toledo Edison customers. The plan also provides up to $10 million in support of economic development projects, and $8.75 million in energy-efficiency program support for low-income customers.

Supplemental information is included in a May 27, 2005, letter addressed to the investment community, which is posted on the Investor Information section of FirstEnergy’s Web site, www.firstenergycorp.com/ir.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

(052705)